Exhibit 99.1

                   Zhone Technologies Reports Third
  Quarter 2005 Financial Results Demonstrating Continued Revenue and
                            Market Growth

    OAKLAND, Calif.--(BUSINESS WIRE)--Oct. 27, 2005--Zhone Technologies, Inc. (Nasdaq:ZHNE), the first company dedicated to building total-delivery solutions for voice, data and video worldwide, today reported its results for the third quarter ended September 30, 2005.
    Revenue for the third quarter of 2005 was $40.6 million, compared with $27.0 million for the third quarter of 2004. Net loss for the third quarter of 2005, calculated in accordance with Generally Accepted Accounting Principles ("GAAP"), was $11.3 million (including acquisition-related charges and purchased in-process research and development of $4.3 million) compared with a net loss of $11.0 million (including purchased in-process research and development of $2.4 million) for the third quarter of 2004. Pro forma earnings before interest, taxes, depreciation and amortization (EBITDA) was $27,000 for the third quarter of 2005, compared to a pro forma EBITDA loss of $4.1 million for the third quarter of 2004. These third quarter 2005 financial results include one month of revenue contribution from Paradyne, since the Paradyne acquisition was completed on September 1, 2005. A reconciliation between net loss calculated on a GAAP basis and pro forma EBITDA on a non-GAAP basis is provided in a table immediately following the Unaudited Condensed Consolidated Statements of Operations.
    During the third quarter of 2005, Zhone won significant new business for its SLMS products and Optical Transport products, including 19 new customer accounts, as well as previous legacy customers that have commenced the deployment of Zhone's SLMS and Optical Transport products. In addition to strong U.S. sales, business from new first-time customers continued to be realized in all of Zhone's international sales regions.
    DSL port shipments for the combined product set increased to over 250,000 during the quarter, keeping Zhone as the #1 market share leader for the Broadband Loop Carrier market according to industry analyst firm Broadband Trends. BLCs are the fastest growing segment of the DSLAM market and are defined as access platforms that support voice, data and video services with IP uplinks.
    "This was an exceptional quarter for Zhone with excellent growth in our flagship SLMS product line where revenues more than doubled from the same quarter of last year," said Mory Ejabat, Chairman and Chief Executive Officer of Zhone. "The integration of Paradyne is proceeding as planned and we continue to expect significant cost synergies and new market opportunities from the acquisition."
    Zhone will hold a conference call today, October 27, 2005, at approximately 5:00 p.m. Eastern Time to review its third quarter results. The call is open to the public by dialing 800-510-9661 for U.S. callers and 617-614-3452 for international callers and entering the passcode 29345805.
    Zhone has also scheduled this event to be broadcast live via webcast. To access this webcast please go to the Investor Relations section of the Zhone website at www.zhone.com/about/investors/. A replay of the webcast will be available on the website for at least 30 days. Additional investor information can be accessed at www.zhone.com or by calling Zhone's Investor Relations Department at 510-777-7013.

    Non-GAAP Financial Measures

    To supplement Zhone's consolidated financial statements presented in accordance with GAAP, we use pro forma EBITDA, an additional non-GAAP measure we believe is appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future. These adjustments to GAAP results are made with the intent of providing greater transparency to supplemental information used by management in its financial and operational decision-making. These non-GAAP results are among the primary indicators that management uses as a basis for making operating decisions because they provide meaningful supplemental information regarding the company's operational performance, including the company's ability to provide cash flows to invest in research and development, and fund acquisitions and capital expenditures. In addition, these non-GAAP financial measures facilitate management's internal comparisons to the company's historical operating results and comparisons to competitors' operating results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP.

    Forward-looking statements

    This press release contains "forward-looking statements" that are entitled to the protection of the safe harbors contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Specifically, the amount and timing of synergies and opportunities that may be achieved in connection with the acquisition and integration of Paradyne, statements regarding our future financial performance and the anticipated growth and trends in our business or key markets, including growth in the BLC market, are all forward-looking statements. Readers are cautioned that actual results could differ materially from those expressed in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, the possibility that the intended benefits of the Paradyne acquisition may not be fully realized, the acceptance of new telecommunications services based on DSL technology, our ability to generate sufficient revenue to achieve or sustain profitability, the economic slowdown in the telecommunications industry that has restricted the ability of our customers to purchase our products, the pace of spending in the telecommunications industry, commercial acceptance of our SLMS products, intense competition in the communications equipment market from large equipment companies as well as private companies that address the same networks needs as our products, and higher than anticipated expenses that we may incur. In addition, please refer to the risk factors contained in Zhone's SEC filings available at www.sec.gov, including without limitation, Zhone's annual report on Form 10-K for the year ended December 31, 2004 and Zhone's quarterly reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Zhone undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

    About Zhone Technologies, Inc. (Zhone)

    Zhone (Nasdaq:ZHNE) designs and manufactures network equipment for network operators worldwide. Zhone's products allow network operators to deliver a rich array of voice, data, video, and entertainment services over their existing networks while simultaneously retooling for converged packet based voice (VoIP) and video (IPTV) over copper or fiber access lines.
    Zhone's advanced networking solutions include the Single Line Multi-Service architecture (SLMS(TM)), Multi-Access Line Concentrator (MALC(TM)), Raptor(TM) and GranDSLAM(TM) ATM/IP DSLAMs, ReachDSL(TM) Technology, FiberSLAM(TM) Optical Line Terminal, Zhone Residential Gateways (ZRG(TM)), GigaMux(TM) Optical Transport Systems and Zhone Management System (ZMS(TM)). With over one million subscriber interfaces shipped and deployments at over 300 carriers including among some of the world's largest networks, Zhone has enabled network operators to reinvent their businesses. For more information, please visit www.zhone.com.

    Zhone, the Zhone logo, and all Zhone product names are trademarks of Zhone Technologies, Inc. Other brand and product names are trademarks of their respective holders. Specifications, products, and/or product names are all subject to change without notice.
Copyright (C) 2005 Zhone Technologies, Inc. All rights reserved.



                       ZHONE TECHNOLOGIES, INC.
       Unaudited Condensed Consolidated Statements of Operations
                 (In thousands, except per share data)

                               Three Months Ended   Nine Months Ended
                               ------------------- -------------------
                               September September September September
                                30, 2005  30, 2004  30, 2005  30, 2004
                               --------- --------- --------- ---------

Net revenue                     $40,615   $27,006   $98,623   $69,066
Cost of revenue                  23,824    15,603    57,012    39,332
Stock-based compensation             22        33        74       181
                               --------- --------- --------- ---------
Gross Profit                     16,769    11,370    41,537    29,553
                               --------- --------- --------- ---------
Operating expenses:
  Research and product
   development                    7,361     5,705    18,817    17,306
  Sales and marketing             7,387     6,825    20,235    16,670
  General and administrative      5,450     3,429     8,324     8,849
  Purchased in-process
   research and development       1,190     2,446     1,190     8,631
  Stock-based compensation        2,723       338     2,978     1,265
  Amortization and impairment
   of intangible assets           3,214     2,862     7,728     7,270
                               --------- --------- --------- ---------
     Total operating expenses    27,325    21,605    59,272    59,991
                               --------- --------- --------- ---------

     Operating loss             (10,556)  (10,235)  (17,735)  (30,438)
Other expense, net                 (618)     (798)   (1,872)   (1,222)
                               --------- --------- --------- ---------
     Loss before income taxes   (11,174)  (11,033)  (19,607)  (31,660)
Income tax provision (benefit)       80       (26)      133       143
                               --------- --------- --------- ---------
     Net loss                  ($11,254) ($11,007)  (19,740) ($31,803)
                               ========= ========= ========= =========

Basic and diluted net loss per
 share                           ($0.10)   ($0.12)   ($0.20)   ($0.38)
Weighted average shares
 outstanding used to compute
 basic and diluted net loss
 per share                      112,099    93,767   100,198    82,998

Reconciliation between GAAP
 net loss and non-GAAP pro
 forma EBITDA as follows:

GAAP net loss                  ($11,254) ($11,007) ($19,740) ($31,803)
Acquisition-related charges       3,101         -     3,101         -
Purchased in-process research
 and development                  1,190     2,446     1,190     8,631
Stock-based compensation          2,745       371     3,052     1,446
Interest expense, net               508       862     1,696     1,908
Income taxes                         80       (26)      133       143
Depreciation                        443       394     1,248       924
Amortization and impairment of
 intangible assets                3,214     2,862     7,728     7,270
                               --------- --------- --------- ---------
Non-GAAP pro forma EBITDA           $27   ($4,098)  ($1,592) ($11,481)
                               ========= ========= ========= =========

Revenue by product line:
     SLMS                       $18,145    $5,612   $37,090   $19,552
     Legacy and Service          17,261    17,183    44,440    45,303
     Optical Transport            5,209     4,211    17,093     4,211
                               --------- --------- --------- ---------
                                $40,615   $27,006   $98,623   $69,066
                               ========= ========= ========= =========

               ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES
            Unaudited Condensed Consolidated Balance Sheets
                            (In thousands)

                                                 September  December
                                                  30, 2005   31, 2004
                                                 ---------- ----------
                     Assets
  Current assets:
       Cash, cash equivalents and short-term
        investments                                $80,903    $65,216
       Accounts receivable                          31,608     19,243
       Inventories                                  50,619     37,352
       Prepaid expenses and other current assets    16,107      3,949
                                                 ---------- ----------
           Total current assets                    179,237    125,760
                                                 ---------- ----------
  Property and equipment, net                       23,887     22,967
  Goodwill                                         238,156    157,232
  Other acquisition-related intangible assets       66,218     17,847
  Restricted cash                                      547        758
  Other assets                                         260        663
                                                 ---------- ----------
           Total assets                           $508,305   $325,227
                                                 ========== ==========

      Liabilities and Stockholders' Equity

  Current liabilities:
       Accounts payable                            $19,938    $14,155
       Line of credit                               14,500     14,500
       Current portion of long-term debt            32,596      1,378
       Accrued and other liabilities                32,711     23,938
                                                 ---------- ----------
           Total current liabilities                99,745     53,971
       Long-term debt, less current portion          8,867     39,935
       Other long-term liabilities                   1,532      1,537
                                                 ---------- ----------
           Total liabilities                       110,144     95,443
                                                 ---------- ----------
  Stockholders' equity:
       Common stock                                    147         94
       Additional paid-in capital                1,050,997    862,261
       Other stockholders' equity                   (1,840)    (1,168)
       Accumulated deficit                        (651,143)  (631,403)
                                                 ---------- ----------
           Total stockholders' equity              398,161    229,784
                                                 ---------- ----------
           Total liabilities and stockholders'
            equity                                $508,305   $325,227
                                                 ========== ==========



    CONTACT: Zhone Technologies, Inc.
             Jessica Mullens, 510-777-7020 (Media)
             Mobile: 510-520-4470
             jmullens@zhone.com
             Investor Relations: 510-777-7013
             Fax: 510-777-7001
             investor-relations@zhone.com